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                                                                      EXHIBIT 11

                    ACCUSTAFF INCORPORATED AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE


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
                                                         THREE MONTHS ENDED                         Nine Months Ended
                                                 -------------------------------------      ------------------------------------
                                                  SEPT 30, 1997         SEPT 30, 1996        SEPT 30, 1997        SEPT 30, 1996
                                                 ---------------        --------------      ---------------      ---------------

Net income....................................           28,450                16,953               73,542               34,971

Add:  Interest Expense on 6% Convertible
   Subordinated Debentures....................                -                    40                    -                  120

Net income available - primary................           28,450                16,993               73,542               35,091
                                                 --------------         -------------       --------------      ---------------

Add:  Interest Expense on 7% Convertible Senior
   Notes Due 2002, net of taxes (1)...........              928                   928                2,797                1,869

Net income available - fully diluted..........           29,378                17,921               76,339               36,960
                                                 --------------         -------------       --------------       --------------

Shares outstanding:
Weighted average number of common shares
   outstanding................................           99,658                95,250               98,311               87,889
Additional shares assuming exercise of employee
   stock options...............................           2,973                 3,727                2,574                3,911
Deemed conversion of 6% Convertible Debentures.               -                   727                    -                1,293
Weighted average number of common shares
   outstanding - primary earnings per share....         102,631                99,704              100,885               93,093
                                                 --------------        --------------       --------------       --------------
Incremental shares outstanding based upon period
   ending fair market value:  employee stock
    options....................................             520                    97                  901                  208
Add:  Deemed conversion of 7% Convertible
   Senior Notes Due 2002.......................           7,599                 7,599                7,599                7,599
Weighted average number of common shares
   outstanding - fully diluted earnings per share       110,750               107,400              109,385              100,900
                                                 --------------        --------------       --------------       --------------

Income per common share:

     Primary ..................................             .28                   .17                  .72                  .38

     Fully Diluted.............................             .27                   .17                  .70                  .37
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(1) The 7% Convertible Senior Notes due 2002 did not have a dilutive effect on earnings per share for the three months ended March 31, 1996.